Exhibit 10.2

AMENDED AND RESTATED LICENSE AGREEMENT

THIS AGREEMENT, dated as of March 1, 2012 (“Effective Date”), is made by and between WisdomTree Investments, Inc., a Delaware corporation, having its principal place of business at 380 Madison Avenue, 21st Floor, New York, NY 10017 (“Licensor”), and WisdomTree Trust, a Delaware business trust, having its principal place of business at 380 Madison Avenue, 21st Floor, New York, NY 10017 (“Licensee”) and hereby amends and restates the prior agreement between the parties dated March 21, 2006.

WHEREAS, Licensor is the owner of all right, title and interest in and to certain quantitative securities benchmarks (“Licensed Benchmarks”), along with associated service marks, together with any applications or registrations now or hereinafter issued on said service marks whether federal, state or foreign (“Licensed Marks”), identified more completely in Exhibit A hereto; and

WHEREAS, Licensor is the owner of certain research and development information, processes, know-how, trade secrets and technical data related to financial benchmarks, indexes, funds and model portfolios (“Technical Data”); and

WHEREAS, Licensor wishes to grant a license to Licensee and Licensee wishes to receive a license from Licensor, for the right to use the Licensed Benchmarks, Technical Data and Licensed Marks owned by Licensor in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee agree as follows:

Grant of License

1.	Subject to the terms and conditions set forth below, Licensor hereby grants to Licensee, and Licensee hereby accepts an exclusive, nontransferable, non-sublicensable, non-assignable, royalty-free license in the United States to use the Licensed Benchmarks and associated Technical Data solely in connection with the construction and establishment of a series of exchange-traded funds, each based on a Licensed Benchmark (“Benchmark Funds” or “Funds”), and to use the Licensed Marks, solely in connection with the Benchmark Funds.

Ownership

2.	Licensee acknowledges and agrees (i) that Licensor is the exclusive owner of the Licensed Benchmarks, the Technical Data, and the Licensed Marks and all the rights therein and goodwill pertaining thereto, (ii) that all use of the Licensed Marks by Licensee shall inure to the benefit of Licensor, including its successors and assigns, (iii) that Licensee shall not take any action which is inconsistent with Licensor’s ownership of the Licensed Benchmarks, Technical Data and Licensed Marks, and (iv) that, upon termination of this Agreement, all rights in the Licensed Marks, including the goodwill connected therewith, the Licensed Benchmarks and Technical Data shall remain the property of Licensor. Licensor shall be solely responsible for, and may exercise its discretion in, deciding whether to apply for and prosecute applications for registration of the Licensed Marks in any jurisdiction and whether to maintain any such registrations therefor.

Quality Control of Licensed Marks

3.

Licensee agrees that the nature and quality of the Benchmark Funds and related services provided by Licensee in connection with the Licensed Marks shall conform to commercially reasonable standards. Licensee agrees to cooperate with Licensor in facilitating Licensor’s control of such nature and quality, and to supply Licensor with specimens of use of the Licensed

Marks upon request. Licensee agrees that it will not make any significant change to the Licensed Marks or business methods for rendering the services offered under the Licensed Marks without obtaining the prior consent of Licensor. Licensee shall not have the right to and shall not use any trademarks, trade names or service marks confusingly similar to the Licensed Marks or other Licensor marks.

Confidentiality

4.	Licensee shall: (i) treat as confidential and preserve the confidence of all Confidential Information as that term is defined below; (ii) make no use of the Confidential Information except as expressly permitted under this Agreement; and (iii) except as expressly authorized by Licensor, limit access to the Confidential Information to Licensee’s employees and consultants who reasonably require access to such Confidential Information, and otherwise maintain policies and procedures designed to prevent any unauthorized disclosure of the Confidential Information. For purposes of this Agreement, Confidential Information shall include all business and financial information relating to Licensor, all proprietary information relating to the Licensed Benchmarks and Technical Data, and any Benchmark Funds or processes produced in connection therewith (excluding, however, that portion of such proprietary information incorporated into an issued patent assigned to or owned by Licensor), and all inventions, discoveries, methods, plans, techniques, processes, documents, drawings, data, trade secrets, know-how, patent applications and information of Licensor that is related thereto and marked or otherwise designated, verbally or in writing, as “Confidential.” Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder; (ii) is furnished to Licensee by a third party having a lawful right to do so; or (iii) was known to Licensee at the time of the disclosure. Unless prohibited by law, Licensee shall give prompt notice to Licensor of any requests or demands for any Confidential Information made under lawful process by any third parties, prior to disclosure or furnishing of such Confidential Information. Licensee agrees to cooperate with Licensor, at Licensor’s expense, in seeking reasonable protective arrangements to prevent, limit or restrict the disclosure of Confidential Information pursuant to such lawful process. If Licensee has complied with the foregoing provisions of this Section 4, Licensee may disclose Confidential Information, upon the advice of counsel that such disclosure is required by law, regulation or lawful process.

Licensee’s Obligations

5.	Licensee agrees that it will never dispute, contest, or challenge, directly or indirectly, the validity or enforceability of the Licensed Marks or Licensor’s ownership of the Licensed Benchmarks, Technical Data or Licensed Marks, nor to counsel, procure, or assist anyone else to do the same. Licensee further agrees that it will never attempt to dilute, directly or indirectly, the value of the goodwill attached to the Licensed Marks, nor to counsel, procure, or assist anyone else to do the same.

6.	Licensee agrees to safeguard and maintain the reputation and prestige of the Licensed Marks and will not do anything that would tarnish the image of or adversely impact the value, reputation or goodwill associated with the Licensed Marks. Operation of any Benchmark Fund in accordance with standard business practices shall not result in a breach of this Section 6, regardless of the actual performance of such Benchmark Fund.

7.	Licensee agrees that it will comply with all laws, rules, regulations, and requirements of any governmental or administrative body or voluntary industry standards that may be applicable to the advertising, publicity, promotion, sale, or offering of the Benchmark Funds, to the offering of related services and operations, and to other goods or services bearing the Licensed Marks.

Enforcement

8.	Licensor shall have the sole right, but no obligation, at its own discretion, to pursue any cause of action regarding the Licensed Benchmarks, Technical Data or Licensed Marks. Licensee agrees to join as a party plaintiff in any such lawsuit by Licensor, if requested by Licensor.

9.	Licensee shall promptly notify Licensor of any infringement, threatened infringement or misappropriation of the Licensed Benchmarks, Technical Data or Licensed Marks that may come to its attention.

10.	Licensor represents and warrants to Licensee that (i) to Licensor’s actual knowledge, Licensor is the sole owner of the Licensed Marks free and clear of any restrictions upon its ability to license the Licensed Marks pursuant to this Agreement and (ii) to Licensor’s actual knowledge, no person, firm, or corporation has any rights in the Licensed Marks which will interfere with Licensee’s use thereof pursuant to this Agreement.

Term and Termination

11.	This Agreement, unless terminated earlier as provided by Section 12 and Section 13 herein, shall remain in full force and effect for a period of ten (10) years, up to and including the entire last day of the period (“Initial Term”), and be automatically renewed at Licensor’s sole discretion for an additional term of two (2) years (“Renewal Term”) at the expiration of the Initial Term or any subsequent Renewal Term. Either party may give to the other party, not more than one year or less than 90 days in advance of the expiration of the Initial Term or any Renewal Term, written notice of its intent not to renew this Agreement.

12.	Notwithstanding Section 13 hereto, Licensor may revoke the license provided herein irrespective of any event of default if Licensor’s subsidiary, WisdomTree Asset Management, Inc., ceases to exercise investment discretion over Licensee or any Benchmark Fund in its capacity as manager, investment advisor, trustee, or any other comparable capacity. If and when said license shall ever be revoked pursuant to this Section 12, Licensee agrees to discontinue all use of the Licensed Benchmarks, Technical Data and Licensed Marks immediately.

13.	A non-defaulting party may terminate this Agreement in the event of the occurrence of any of the following events of default:

(a)	the failure of the other party to comply with any material provision of this Agreement, if such noncompliance is not remedied within 30 days after written notice of such default is provided to the defaulting party; provided, however, that such cure period shall be extended if such default by its nature and not as a result of the defaulting party cannot be cured within such 30 days so long as the defaulting party commences action immediately after such notice to cure such default and proceeds diligently thereafter to effect the cure of such default as soon as possible; or

(b)	the unauthorized sale, transfer or assignment of this Agreement by Licensee to a third party. The sale of an interest in Licensee exceeding fifty percent (50%) shall constitute an assignment of this Agreement for purposes of this Agreement.

Mutual Warranties and Indemnifications

14.	Licensor and Licensee each individually represent, warrant and covenant to the other that (a) each is fully capable of and authorized to enter into this Agreement; (b) the execution, delivery and performance of this Agreement does not violate its certificate of incorporation, by-laws or similar governing instruments or applicable law and does not, and with the passage of time will not, materially conflict with or constitute a breach under any other agreement, judgment or instrument to which it is a party or by which it is bound; (c) this Agreement is the legal, valid and binding obligation of such party, enforceable in accordance with its terms; and (d) each will comply with all applicable laws, rules and regulations when exercising any of its rights and performing any of its obligations hereunder.

15.	Licensor shall indemnify, defend and hold harmless Licensee and its Funds, officers, and Trustees, against any and all losses, claims, or damage (including reasonable legal and other expenses) (“Damages”) incurred by Licensee or a Fund arising out of, or in connection with, any claims asserted against Licensee or a Fund related to the Licensed Marks or the Licensed Benchmarks (a “Claim”) only to the extent that such Damages shall not be advanced, reimbursed or otherwise paid by any insurance policy insuring the Licensee for any such Claim.

16.	Licensee will promptly notify Licensor of any action commenced against Licensee or a Fund for which indemnity may be sought, but Licensee’s failure to so notify Licensor will not relieve Licensor from any liability which it may have otherwise under this Agreement, except to the extent that the Licensor is actually prejudiced by the Licensee’s failure to so notify.

17.	Licensee, on behalf of each Fund, hereby agrees (i) to grant control of any defense and any settlement of any Claim asserted against Licensee or any Fund to Licensor, and (ii) to cooperate with Licensor in the defense thereof. Licensee shall have the right at its own expense to participate in the defense of any Claim asserted against Licensee or any Fund, but shall not have the right to control the defense, consent to judgment or agree to the settlement of any Claim asserted without the written consent of Licensor.

18.	Unless otherwise agreed in writing by Licensee, whose agreement shall not be unreasonably withheld, conditioned or delayed, Licensor shall not consent to the entry of any judgment or enter any settlement of any claim against Licensee or any Fund which does not include, as an unconditional term, the release by the claimant of all liabilities for any Claim asserted against Licensee or such Fund.

19.	Licensor shall select counsel reasonably satisfactory to Licensee to jointly represent Licensor, Licensee and other defendants named in any Claim asserted against Licensee or a Fund. Licensee’s consent shall not be unreasonably withheld, conditioned or delayed. In the event however, that such counsel has a conflict of interest or if Licensor fails to employ counsel reasonably satisfactory to Licensee, then Licensee may employ separate counsel to represent or defend Licensee or a Fund in any Claim and Licensor will pay the reasonable fees and disbursements of such counsel. Licensor shall be responsible for paying the fees and expenses incurred by the counsel selected by Licensor or Licensee in connection with the defense of Licensee or a Fund arising out of, or in connection with, any Claim, only to the extent that such fees and expenses shall not be advanced, reimbursed or otherwise paid by any insurance policy insuring Licensee for any such Claim.

General Provisions

20.	Licensee acknowledges that Licensor’s obligations under this Agreement are not personal, and Licensor can unconditionally assign, in its own discretion, this Agreement to another corporation or any other entity or natural person. Licensee understands and acknowledges that the rights and duties set forth in this Agreement are personal to Licensee. Accordingly, this Agreement and Licensee’s rights and interests hereunder shall not be voluntarily or involuntarily, directly or indirectly, sold, pledged, assigned, transferred, shared, sub-divided, or encumbered in any way in whole or in part, in any matter whatsoever without the prior written approval of the Licensor.

21.	The relationship between the parties established by this Agreement is solely that of licensor and licensee. Neither party is in any way the legal representative, partner, employee or agent of the other, nor is either party authorized or empowered to create or assume any obligation of any kind, implied or expressed, on behalf of the other party, without the express prior written consent of the other.

22.	This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein and shall supersede all prior agreements, proposals or understandings between the parties whether written or oral.

23.	This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by written instrument signed by both parties hereto. This Agreement may be amended from time to time to add new securities benchmarks and service marks that will be licensed by mutual agreement of parties. If the parties agree to licensing additional benchmarks and service marks, Licensor shall provide to Licensee at the address in Section 27 a copy of the amended Exhibit A signed by an authorized representative of Licensor. Licensee shall provide Licensor with acknowledgement and acceptance of the amended Exhibit A within five (5) business days. Nothing in this Section 23 shall be construed to give Licensor the power or authority to force Licensee to accept or agree to any amendment to Exhibit A or any license of additional benchmarks and service marks.

24.	Neither the waiver by Licensor of any breach of or default under any of the provisions of this Agreement, nor the failure of Licensor to enforce any of the provisions of this Agreement or to exercise any right hereunder, shall be construed as a waiver of any subsequent breach or default, or as a waiver of any such rights or provision hereunder.

25.	If any term or provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and each term and provision shall be valid and enforceable to the fullest extent permitted by law.

26.	The headings in this Agreement are for convenience only and shall not be construed as part of this Agreement or in any way limiting or amplifying any of the provisions of this Agreement.

27.	All notices given pursuant to this Agreement shall be given in writing and shall be given by telegram, facsimile, certified mail or hand delivery to the addresses set forth below or at such other address as a party may from time to time specify in writing:

If to Licensor:	Peter M. Ziemba, Esq.
General Counsel
WisdomTree Investments, Inc.
380 Madison Avenue, 21st Floor
New York, NY 10017
Tel.: (917) 267-3721
Fax: (917) 267-3851

If to Licensee:	Jonathan Steinberg
President
WisdomTree Trust
380 Madison Avenue, 21st Floor
New York, NY 10017
Tel.: (917) 267-3734
Fax: (917) 267-3851

28.	The parties acknowledge that this Agreement has been negotiated and prepared in an arms-length transaction and that both Licensor and Licensee have negotiated all the terms contained herein. Accordingly, the parties agree that neither party shall be deemed to have drafted this Agreement and this Agreement shall not be interpreted against either party as the draftsman.

29.	This Agreement shall be governed by the substantive laws of the State of New York without regard to the application of conflicts of law principles. The parties each hereby submit to the jurisdiction of the United States District Court in the Southern District of New York and the state courts in the State of New York located in New York City, New York, and waive any claim that each such venue is an inconvenient forum.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

WisdomTree Investments, Inc.		WisdomTree Trust

By:	/s/ Bruce Lavine	By:	/s/ Jonathan Steinberg
Name:	Bruce Lavine	Name:	Jonathan Steinberg
Title:	Chief Operating Officer	Title:	President

EXHIBIT A

As of March 1, 2012

1.	Licensed Benchmarks

WisdomTree Dividend Index

WisdomTree Equity Income Index

WisdomTree Dividend Ex-Financials Index

WisdomTree LargeCap Dividend Index

WisdomTree MidCap Dividend Index

WisdomTree SmallCap Dividend Index

WisdomTree Earnings Index

WisdomTree Earnings 500 Index

WisdomTree MidCap Earnings Index

WisdomTree SmallCap Earnings Index

WisdomTree LargeCap Value Index

WisdomTree LargeCap Growth Index

WisdomTree DEFA Index

WisdomTree DEFA Equity Income Index

WisdomTree DEFA International Hedged Equity Index

WisdomTree International Dividend ex-Financials Index

WisdomTree International LargeCap Dividend Index

WisdomTree International MidCap Dividend Index

WisdomTree International SmallCap Dividend Index

WisdomTree Europe SmallCap Dividend Index

WisdomTree Global Equity Income Index

WisdomTree Japan Hedged Equity Index

WisdomTree Japan SmallCap Dividend Index

WisdomTree Global ex-U.S. Growth Index

WisdomTree Asia Pacific ex-Japan Index

WisdomTree Australia Dividend Index

WisdomTree Emerging Markets Equity Income Index

WisdomTree Emerging Markets SmallCap Dividend Index

WisdomTree Middle East Dividend Index

WisdomTree India Earnings Index

WisdomTree Commodity Country Equity Index

WisdomTree Global Natural Resources Index

WisdomTree Global ex-U.S. Utilities Index

WisdomTree Global ex-U.S. Real Estate Index

2.	Licensed Marks

WISDOMTREE

HIGH-YIELDING EQUITY